EXHIBIT 99.1

[LOGO OF MENTOR GRAPHICS]

FOR IMMEDIATE RELEASE

For more information, please contact:

Dennis Weldon

Mentor Graphics

503.685.1462

dennis_weldon@mentor.com

MENTOR GRAPHICS CORPORATION ANNOUNCES

CLOSING OF PRIVATE OFFERING OF FLOATING RATE

CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023

WILSONVILLE, OR—August 6, 2003–Mentor Graphics Corporation (Nasdaq: MENT) today announced the closing of a private offering of $110 million aggregate principal amount of its Floating Rate Convertible Subordinated Debentures due 2023 issued to qualified institutional buyers pursuant to Rule 144A. The company originally offered $100 million principal amount of debentures and had granted the initial purchasers of the debentures an option to purchase up to an additional $10 million principal amount of debentures for a period of 30 days from July 31, 2003. The initial purchasers exercised that option in full on August 5, 2003. The company used approximately $29.8 million of the net proceeds from the offering to repurchase shares of its common stock at a price of $17.02 per share simultaneously with the issuance of the debentures. The remainder of the net proceeds will be used for general corporate purposes, which may include acquisitions of other companies.

The debentures bear interest at a variable rate of interest equal to 3-month LIBOR plus 1.65%, reset quarterly. Each $1,000 principal amount of debentures is convertible into 42.7305 shares of the company’s common stock. At the initial conversion rate, the debentures are convertible into the company’s common stock at an initial conversion price of approximately $23.40 per share, representing a

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Mentor Graphics Announces Closing of Private Offering of Debentures                                                                  Page 2

37.5% premium over the last reported sale price of the company’s common stock on July 31, 2003, which was $17.02 per share.

The debentures are redeemable in cash in whole or in part at specified prices declining to 100% of the principal amount plus accrued and unpaid interest at the company’s option beginning on August 6, 2007, upon at least 20 days’ but not more than 60 days’ notice by mail to holders of the Debentures.

The holders of the debentures have the ability to require the company to repurchase the debentures in cash in whole or in part on each of August 6, 2010, 2013 and 2018, and in the event of a change of control of the company. In such case, the repurchase price would be 100% of the principal amount of the debentures plus accrued and unpaid interest.

The debentures and common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations.

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